CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 25, 2009, relating to the financial statements and financial highlights which appears in the December 31, 2008 Annual Report to Shareholders of Baron Partners Fund and Baron Retirement Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Registered Public Accountants” and “Financial Statements” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

April 17, 2009